EXHIBIT 21

                           LIST OF SUBSIDIARIES




NAME OF BUSINESS              STATE OR COUNTRY         NAME UNDER WHICH
                              OF INCORPORATION         SUBSIDIARY DOES
                                                       BUSINESS


Executive TeleCard, SA        Turks & Caicos

Executive TeleCard, Inc.      Colorado            TeleCall Long Distance

World Direct, Ltd.            Delaware

Service 800 SA                Turks & Caicos

eGlobe, Ltd.                  Delaware

Executive TeleCard S.A.       Switzerland

World Direct Limited          Anguilla

Trans World
  Telecommunications A/S      Denmark

Fintel Services, Inc.         Colorado

Worldwide 800 Services
  (H.K.), Ltd.                Hong Kong

Service 800 (UK)              United Kingdom

Service 800 S.A.              Belgium

Service 800, Inc.             Delaware

Service 800 S.A.              Switzerland